Exhibit 10.8

Execution Version

June 24, 2010

Cheniere Energy Partners, L.P.

700 Milam Street, Suite 800

Houston, Texas 77002

Attention: President

Re:	Management and Administrative Services to be Provided by Cheniere LNG Terminals, Inc. (“Terminals”) to Cheniere Energy Partners, L.P. (the “Partnership”)

Gentlemen:

The purpose of this letter agreement is to amend and restate the arrangement between Terminals and the Partnership as originally set forth in that certain letter agreement, dated as of March 26, 2007, which is hereby amended and restated in its entirety as set forth herein effective as of July 1, 2010. Except as otherwise defined herein, all capitalized terms shall have the meaning set out in the First Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. dated as of March 26, 2007 (as it may be amended or modified and in effect from time to time, the “Partnership Agreement”).

1. Effective as of March 26, 2007 (the “Effective Date”), Terminals agrees to provide or cause to be provided to or for the benefit of the Partnership and its Partners, all technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support and all management and other services necessary or reasonably requested on behalf of the Partnership (by its general partner) in order to conduct its business as contemplated by the Partnership Agreement (such support and services, collectively, the “Services”); provided, however, that the Services shall not include support or services provided or to be provided (a) by Cheniere LNG O&M Services, L.P. (“O&M”) to Sabine Pass LNG, L.P. pursuant to their Operation and Maintenance Agreement dated February 25, 2005 and subsequently assigned by O&M to Cheniere Energy Partners GP, LLC (“MLP GP”), (b) by O&M to MLP GP pursuant to their Services and Secondment Agreement dated March 26, 2007, or (c) by Sabine Pass LNG-GP, Inc. to Sabine Pass LNG, L.P. pursuant to their Management Services Agreement dated February 25, 2005 and subsequently assigned by Sabine Pass LNG-GP, Inc. to Terminals.

2. In consideration of the Services to be provided by Terminals to the Partnership under paragraph 1 above, the Partnership agrees to pay Terminals: (i) on the date of, and immediately after, each Quarterly distribution made pursuant to Section 6.4 or Section 6.5 of the Partnership Agreement commencing with the distribution in respect of the Quarter ending September 30, 2010 (each, a “Fee Payment Date”), a non-accountable overhead reimbursement charge (the “Services Fee”) equal to the lesser of (A) $2.5 million, subject to adjustment for inflation as provided below (the “Maximum Quarterly Fee”), plus Fee Arrearages (as defined below), or (B) such amount of the Partnership Group’s unrestricted cash and cash equivalents as remains after (x) the Partnership has distributed in respect of that Quarter for each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution plus any Common Unit Arrearage and the related General Partner distribution and (y) adjusting for any cash needed to provide for the proper conduct of the business of the Partnership Group other than adjustments for operating cash flow from Sabine Pass LNG, L.P. after the date hereof reserved for distributions under Section 6.4 or 6.5 of the Partnership Agreement in respect of any one or more of the next four Quarters (the “Minimum Quarterly Fee”); and (ii) within 30 days of receipt of an invoice therefor, any and all out-of-pocket costs, expenses or other disbursements incurred by Terminals in connection with its provision of support under paragraph 1 above not previously invoiced. The Maximum Quarterly Fee shall be adjusted annually effective each January 1 for changes in the United States Consumer Price Index using the United States Consumer Price Index (All Urban Consumers) as of January 1, 2007, as a base. In the event that the Services Fee paid on any particular Fee Payment Date is less than the Maximum Quarterly Fee, an amount equal to the difference between the Maximum Quarterly Fee and the Minimum Quarterly Fee (a “Fee Arrearage”) shall accrue, without interest, as a liability of the Partnership, up to a maximum aggregate amount of $20 million in Fee Arrearages.

3. This letter agreement is solely and exclusively between Terminals and the Partnership, and any obligations created herein shall be the sole obligation of the parties hereto. Neither party shall have any recourse to any parent, partner, Subsidiary, joint venture, Affiliate, director or officer of the other party for the performance of such obligations, unless such obligations are assumed in writing by the Person against whom recourse is sought. The aggregate amount of damages, compensation, or other liabilities payable by Terminals under this letter agreement shall be limited to, and shall in no event exceed in any year, the amount paid to Terminals by the Partnership pursuant to paragraph 2 above in such year.

4. Terminals may, in its discretion, assign this letter agreement and all rights and obligations of Terminals under this letter agreement to another entity wholly owned, directly or indirectly, by Cheniere Energy, Inc., such assignment to be effective upon delivery to the Partnership by Terminals and such assignee of a written instrument of assumption and assignment providing for the assumption of this letter agreement and all such rights and obligations by the assignee, and the prospective release of Terminals with respect thereto, and otherwise reasonably satisfactory to the Partnership.

5. The term of this letter agreement shall commence on the Effective Date and shall continue in full force and effect until twenty (20) years after the Commercial Start Date (as defined in the Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and Sabine Pass LNG, L.P., as amended). The term of this letter agreement shall continue for twelve (12) months following the end of the initial term and for each twelve-month period following each anniversary of the end of the initial term unless terminated prior the end of any twelve-month period by the Partnership.

6. This letter agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Texas excluding its conflicts of laws principles that would apply the laws of another jurisdiction.

(Signature page follows)

If the foregoing memorializes our agreement, please sign in the space provided below and return a fully executed counterpart to the undersigned.

Sincerely,

Cheniere LNG Terminals, Inc.

By:	/s/ Meg A. Gentle
	Name:	Meg A. Gentle
	Title:	Chief Financial Officer

Agreed as of the above date:

Cheniere Energy Partners, L.P.

By:	Cheniere Energy Partners GP, LLC, its general partner

By:	/s/ Graham A. McArthur
	Name:	Graham A. McArthur
	Title:	Treasurer

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